Exhibit 10.72

REAL ESTATE LEASE

This Lease Agreement (this “Lease”) is dated June 14, 2003, by and between Petro-Chem Engineering, Inc., Joe Urbanovsky (“Landlord”), and ENGlobal Engineering, Inc. (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant any and all office space, not under lease, of 23,000 square foot building (the “Premises”) together with adjacent vacant lots located at or near 1201 North Avenue H, Freeport, TX 77541-3967.

LEGAL DESCRIPTION. A Floor Plan of the Premises and description of adjacent lots subject to this Lease are attached as an exhibit.

TERM. The lease term will being on June 30, 2003 and will terminate on June 30, 2007.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly Cost and Expenses less any collected lease payment payable within 15 calendar days of Tenant’s receipt of Landlord’s invoice each month. Cost and Expenses Ledger along with reasonable back-up tickets or receipts shall be prepared by landlord and presented at close of each month. Lease payments shall be made to the Landlord at 1201 North Avenue H, Freeport, TX 77541-3967, which address may be changed from time to time by the Landlord.

COSTS AND EXPENSES SHALL INCLUDE

Monthly Property Note, not to exceed the amount of $ 3,541.40

Property Insurance

Property Taxes

Routine Maintenance:

    Elevator Service & Cert.

    Janitor Service                                         -

    Yard Service

Non-routine Maintenance & Repairs arising out of day to day operation of the building. Excluding any items which would be considered a capital expenditure, such as without limitation, re-roofing, structural repairs to the exterior of the building or foundation, resurfacing of any parking areas or repairs covered by insurance.

All Utilities

    Power

    Water

    Dumpster

Janitorial Supplies

Landlord and Tenant shall cooperate and use their good faith efforts to reduce operating costs.

Exhibit “D”

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for Engineering, Design or Business Office. The Premises may be used for any other purpose only with the prior Written consent of Landlord, which shall not be unreasonably withheld.

PROPERTY INSURANCE. Landlord shall maintain appropriate insurance for Premises and property located on the Premises and Tenant shall reimburse Landlord the cost thereof. Landlord shall be named as an additional insured in such policies furnished by Tenant. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord’s interest in the Premises. Tenant with the Landlord is responsible for maintaining casualty insurance on its own property. Tenant, at its option, may provide such insurance in satisfaction of its obligations pursuant to this paragraph.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Tenant shall pay all real estate taxes and assessments which are assessed against the Premises during the time of this Lease.

PERSONAL TAXES. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant’s use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this Lease, either party may terminate this lease upon 120 days’ written notice to the other if the Premises are sold.

TERMINATION BY TENANT. This lease is executed in conjunction with an Asset Purchase Agreement and Employment Agreement of even date herewith between Tenant, Landlord and Joe Urbanovsky.

Notwithstanding anything to the contrary contained herein, Tenant may terminate this lease at anytime if its Freeport staff (office and in-plant) falls below 30 billable employees for a period of 60 days or more. In the event Tenant elects to terminate under this paragraph, Tenant shall notify landlord in writing of such election and specify an effective termination date. After the effective termination date, Tenant agrees upon request of Landlord to advance an amount equal to the monthly lease payment for a period of up to six months following the effective

Exhibit “D”

termination date. Any sums so advances shall bear interest at 12% per annum shall be reimbursed to Tenant upon the earlier of (i) sale of the building or (ii) 1 year after the effective termination date.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant’s use of the Premises in a normal manner, and if the damage is reasonably repairable within ninety days after the occurrence of the destruction, Landlord shall repair the Premises. However, if the damage is not repairable or if the cost of repair is more than building pre-damage value, or if Landlord is prevented from repairing the damage by forces beyond Landlord’s control, or if the property is condemned, this Lease shall terminate upon twenty days’ written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 10 days (or any other obligation within 15 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. Landlord shall recover damages available under the law. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant’s defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. Payments not paid by due date shall bear $50.00 per day late penalty until payment is made.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease (“Holdover Period”), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the most recent rate preceding the Holdover Period. Such holdover shall constitute a month-to-month extension of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not install awnings or advertisements on any part of the Premises without Landlord’s prior written

Exhibit “D”

consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant’s consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant’s consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual “To Let” signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s possession, use or misuse of the Premises, except Landlord’s act of negligence.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitute notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

Exhibit “D”

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Petro-Chem Engineering, Inc., Joe Urbanovsky

1201 North Avenue H

Freeport, TX 77541-3967

TENANT:

ENGlobal Engineering, Inc. Jimmie Carpenter, PE

3155 Executive Blvd., Suite #200

Beaumont, Texas 77705

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to principles governing choice or conflicts of law. Venue shall exclusively lie in the state and federal courts of Harris County, Texas.

AMENDMENT. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

Exhibit “D”

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

Petro-Chem Engineering, Inc., Joe Urbanovsky

By:	/s/ Joe Urbanovsky	Date: June , 2003
Joe Urbanovsky, President

TENANT:

ENGlobal Engineering, Inc.

By:	/s/ William A. Coskey	Date: June , 2003
William A. Coskey Chief Executive Officer

Exhibit “D”